UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   McNulty, Gregory C.
   18200 Rose Orchard Court
   Morgan Hill, California  95037
   USA
2. Issuer Name and Ticker or Trading Symbol
   Netrix Corporation
   (NXWX)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Worldwide Sales and Marketing
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Time Options (Right to B|$0.75(1)|7/27/|    |50,000     |A  |(2)  |7/27/|Common Stock|50,000 |       |50,000      |D  |            |
uy)                     |        |99   |    |           |   |     |09   |            |       |       |            |   |            |
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Time Options (Right to B|$0.75(1)|12/02|    |50,000     |A  |(2)  |12/02|Common Stock|50,000 |       |50,000      |D  |            |
uy)                     |        |/99  |    |           |   |     |/09  |            |       |       |            |   |            |
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Time Options (Right to B|$0.75(1)|12/22|    |250,000    |A  |(2)  |12/22|Common Stock|250,000|       |250,000     |D  |            |
uy)                     |        |/00  |    |           |   |     |/09  |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  Repriced to $0.75 per share effective December 22,
2000.
(2) 59,375 of the options will become exercisable March 31, 2001, 62,500 will become exercisable June 30,
2001, 178,125 will become exercisable on September 30, 2001 and 50,000 will become exercisable on October 4,
2001.
SIGNATURE OF REPORTING PERSON
/s/  Gregory C. McNulty
DATE
February 14, 2001